Exhibit 99.1

FIRST CHOICE HEALTHCARE ANNOUNCES FULL EXTINGUISHMENT OF
$2.32 MILLION DOLLAR CONVERTIBLE DEBENTURE

MELBOURNE, FL – (Market Wired) – August 6, 2015 – First Choice Healthcare Solutions, Inc. (OTCQB:FCHS) (“FCHS,” “First Choice” or the “Company”), a diversified holding company focused on delivering clinically superior, patient-centric, multi-specialty care through state-of-the-art medical centers of excellence, today announced that in accordance with the terms of the $2.32 million convertible debenture issued to Hillair Capital Investments, L.P., the outstanding balance plus accrued interest owed on the outstanding debenture has been satisfied in full. As a result, the Company expects to record a final non-cash gain on the extinguishment of the debenture in the third quarter of 2015, representing a $1,161,641 increase to shareholders’ equity.

“We are very pleased to announce the retirement of our obligations to Hillair three months earlier than scheduled,” stated Christian Romandetti, First Choice’s Chairman, President and CEO. “The significant reduction in our short-term liabilities and overall improvement of our balance sheet will better position First Choice to aggressively pursue our strategic growth objectives, including an up-listing to a national exchange.”

For additional details, please refer to a Form 8-K to be filed with the U.S. Securities & Exchange Commission later today and accessible at www.sec.gov.

About First Choice Healthcare Solutions, Inc.

Headquartered in Melbourne, Florida, First Choice Healthcare Solutions (FCHS) is actively engaged in developing a network of multi-specialty medical centers of excellence throughout the southeastern U.S., which are distinguished as premier destinations for clinically superior, patient-centric care. Serving Florida’s Space Coast, FCHS’ Centers of Excellence include First Choice Medical Group of Brevard (FCMG), which specializes in the delivery of neurological and musculoskeletal medicine and rehabilitative care; and Brevard Orthopaedic Spine & Pain Center, Inc., dba The B.A.C.K. Center, which focuses on orthopaedic spine and pain medicine. FCHS’ commercial real estate interests are managed by its wholly owned subsidiary, FCID Holdings, Inc. For more information, please visit www.myfchs.com, www.myfcmg.com and www.thebackcenter.net.

Safe Harbor Statement

Certain information set forth in this news announcement may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control of First Choice Healthcare Solutions, Inc. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management beliefs and certain assumptions made by its management. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. Information concerning factors that could cause the Company's actual results to differ materially from those contained in these forward-looking statements can be found in the Company's periodic reports on Form 10-K and Form 10-Q, and in its Current Reports on Form 8-K, filed with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.

For additional information, please contact:

First Choice Healthcare Solutions, Inc.

Julie Hardesty | 800-914-0090, Extension 288